Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Veea Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	9,193,579	(2)	$2.44	(3)	$22,432,332.76	0.00015310	$3,434.39	(4)

Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$3,434.39
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$3,434.39

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the sum of up to 9,193,579 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) issuable pursuant to the certain Common Stock Purchase Agreement (the “ELOC Purchase Agreement”), dated as of December 2, 2024, by and between the Company and White Lion Capital, LLC (“White Lion”) establishing an equity line of credit, including up to (i) 9,166,081 shares of Common Stock (assuming the shares to be issued are sold at a price of $2.73 per share) that we may elect, in our sole discretion, to issue and sell to White Lion, from time to time from and after the commencement date under the ELOC Purchase Agreement, and subject to applicable stock exchange rules and (ii) 27,498 shares of Common Stock issuable to White Lion as commitment shares under the ELOC Purchase Agreement (assuming the shares to be issued are sold at a price of $2.73 per share).

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on December 5, 2024 ($2.44 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.0001531 per share.